Exhibit 5.1

Our ref     MSJ/279908/31004175/2

Nord Anglia Education, Inc.
c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

3 April 2014

Dear Sirs

Nord Anglia Education, Inc.

We have acted as Cayman Islands counsel to Nord Anglia Education, Inc. (the “Company”) in connection with the Company’s registration statement (the “Registration Statement”) on Form S-8, including all amendments or supplements thereto (the “Form S-8”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) covering up to 9,800,000 ordinary shares of a par value of US$0.01 per share (the “Shares”) to be issued by the Company pursuant to its 2014 Equity Incentive Award Plan (the “Plan”).

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The Certificate of Incorporation dated 14 December 2011 and the sixth amended and restated memorandum and articles of association of the Company adopted on 10 March 2014 as amended by the seventh amended and restated memorandum and articles of association conditionally adopted on 10 March 2014 and effective on 31 March 2014 (the “Memorandum and Articles”).

1.2                               The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 17 February 2014 (the “Meeting”), the written resolutions of the board of directors of the Company dated 10 March 2014 and 25 March 2014 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3                               A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4                               A certificate from a Director of the Company addressed to this firm dated 3 April 2014 (the “Director’s Certificate”).

1.5                               The Registration Statement.

1.6                               The Plan.

2                                         Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2                               All signatures, initials and seals are genuine.

2.3                               The Plan has been authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands).

2.4                               The Plan is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5                               No invitation has been or will be made to the public in the Cayman Islands to subscribe for or purchase the Shares.

2.6                               The Shares to be issued by the Company pursuant to the Registration Statement will be issued by the Company against payment in full of the consideration and the Shares have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders), as we have not inspected such register.

2.7                               The Company has received, or will receive, money or money’s worth in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.

2.8                               There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the United States of America.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Shares to be offered and issued by the Company pursuant to the provisions of the Plan have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan for the consideration fixed thereto and duly registered in the Company’s register of members (shareholders), will be validly issued and (assuming that at least the par value of each Share is received by the Company) will be fully paid and non-assessable.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder